EXHIBIT 19

ONTRAK, INC.
INSIDER TRADING POLICY

BACKGROUND/PURPOSE

In order to:
•Take an active role in the prevention of insider trading violations by directors, officers, and other employees of Ontrak, Inc. and its subsidiaries (collectively, “Ontrak” or the “Company”),
• as well as by other related individuals, and
•protect the Company from appearances of impropriety, external scrutiny, reputational harm and potential costs of regulatory investigations (including diversion of management resources), the Company has adopted the policies and procedures described in this Memorandum (this “Policy”).

REGULATORY CITATIONS/REFERENCES
•Section 10(b) of ’33 Act
•Rule 10b5-1 of ’34 Act, Section 16 of ’34 Act, Rule 14e-3 of ’34 Act, Rule 102 of Regulation M

DEFINITIONS

“Designated Insiders”

Persons described on Schedule B hereto. These persons (in addition to Section 16 Persons (as defined below)) are more likely to be in possession of Material Nonpublic Information (as defined below) than other Insiders (as defined below).

“Insiders”

Each of the Company’s directors, officers, and all other employees of, or consultants or contractors to, the Company, persons previously in such roles where they may have received Material Nonpublic Information, members of their immediate families, members of their households, and entities or persons controlled by them.

“Material Nonpublic Information”:

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order to establish that information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated (e.g., publicly filed with the Securities and Exchange Commission (the “SEC”) or published via a newswire service). Furthermore, the investing public will need sufficient time to absorb the information.

Material information is information that would be viewed by a reasonable investor as significantly altering the total mix of information available. In practice, this is often information that, when disclosed, results in a significant change to the market price of the stock. Information that something is likely to happen in the future – or even just that it may happen – could be deemed material. Materiality is determined on a case-by-case basis and usually in hindsight after the effect of subsequent disclosure is known. Either positive or negative information may be material. A precise determination of the existence of Material Nonpublic Information is often times subjective, and under this Policy, is not the only relevant consideration for the either an Insider or for the Insider Trading Compliance Officer in considering a proposed transaction.

The Insider Trading Compliance Officer (as defined below) has sole discretion to decide whether information is Material Nonpublic Information for purposes of this Policy, and may determine that information that would not necessarily be deemed material for other purposes is Material Nonpublic Information for purposes of this Policy. However, the absence of an explicit determination by the Insider Trading Compliance Officer that information is Material Nonpublic Information does not preclude such information from being Material Nonpublic Information under this Policy if it meets the general definition above.

In this regard, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. These include:

•Financial Related Events:
o    Financial results
o    Projections of future earnings or losses
o    Stock splits or other recapitalizations
o    New equity or debt offerings
o    Impending bankruptcy or financial liquidity problems
o    Creation of a material direct or contingent financial obligation
o    Change in auditors or notification that the auditor’s reports may no longer be relied upon

•Corporate Developments:
o    Pending or proposed merger or acquisition
o    Disposition or acquisition of significant assets
o    Significant litigation exposure due to actual or threatened litigation
o    Resolution of litigation
o    Changes in senior management

o    Significant agreements (negotiation, entry, or termination thereof)
o    Significant historical or prospective changes in business volume from key customers
o    Significant technology breaches or data “hacks”
o    Proposed major spending programs
o    Major marketing changes
o    Any other information which is likely to have a significant impact on the Company

Generally, the information can be considered fully-absorbed by the marketplace upon the commencement of trading on the second Trading Day following public announcement.

“Section 16 Persons”

Officers or directors of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16 Persons are identified on Schedule A hereto. The Company will update Schedule A from time to time as appropriate, but all officers and directors of the Company required to file reports under Section 16 of the Exchange Act are Section 16 Persons whether or not listed on Schedule A.

“Trading Day”

A day on which national stock exchanges are open for trading.

POLICY/PROCEDURE

It is the policy of the Company to prohibit (1) the unauthorized disclosure of any nonpublic information acquired in the workplace or otherwise and (2) the misuse of Material Nonpublic Information in securities trading. The Company has established this Policy in order to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to protect the Company from appearance of impropriety, external scrutiny, reputational harm and potential costs of regulatory investigations (including diversion of management resources). In that regard, certain transactions may be of concern not only because of actual illegality, but also because of the potential reactions from investors, regulators and others and the potential costs that may be incurred by the Company addressing such reactions.

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock, preferred stock and any other securities the Company may issue from time to time, such as warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all directors, officers and all other employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Material Nonpublic Information (as defined above). Please note that, since this Policy applies to members of your immediate family, members of your household, and any entity or person that is controlled by you, not only should you avoid discussing Company information with such persons, but it will also be necessary that any Company information in your possession (for example, on a home computer) be safeguarded from access by such persons. Should such persons become aware of Company information, not only will they be subject to the restrictions on trading discussed herein, but also you will be subject to the consequences of any violations which may result from their actions. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. If an Insider’s relationship with the Company terminates during a Blackout Period, such Insider will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the commencement of the next open Trading Window or, if determined to be earlier by the Company in its sole discretion, the commencement of trading on the second Trading Day following public announcement of the last Material Nonpublic Information of which an Insider is aware. The Company may use stop transfer instructions with the Company’s transfer agent in order to prevent transactions in the Company’s securities by such persons.

PROCEDURES:

1.    Insider Trading Compliance Officer
a.    The Company has appointed James Park, Chief Financial Officer, as the Company’s “Insider Trading Compliance Officer.” Please contact him (or anyone that he has designated to field questions) with questions as to any of the matters discussed in this Policy. The Insider Trading Compliance Officer may delegate the authority and duties hereunder to the Company’s Nominations and Governance Committee of the Board of Directors, General Counsel (if any), Corporate Secretary or other officer in his discretion in circumstances where the Insider Trading Compliance Officer has a conflict of interest, is unavailable or otherwise deems such delegation to be appropriate.
2.    Trading on Material Nonpublic Information
a.    No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the open of business on the second full Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. A Trading Day begins at the time trading begins on such day. This restriction on trading does not apply to transactions made under a trading plan that has been adopted pursuant to Rule 10b5-1(c) promulgated under the Exchange Act, and that has been approved in writing by the Company (see “Rule 10b5-1 Plans” below).
3.    Tipping
a.    No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. It is important to note that the Insider need not receive a financial benefit in order to be found liable for insider trading. Furthermore, no Insider or related person shall make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
4.    Confidentiality of Nonpublic Information
a.    Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry from outside the Company, such as from a stock analyst, investor or reporter, for information (including financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Insider Trading Compliance Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, news media, analysts and others in compliance with applicable laws and regulations.
5.    Blackout Period
a.    Except for transactions expressly exempted from this Policy, all Insiders are prohibited from engaging in transactions involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during the period in any fiscal quarter commencing two weeks prior to the end of the fiscal quarter and ending at the open of market on the second full Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year (the “Blackout Period”). The Insider Trading Compliance Officer may grant waivers in limited circumstances should he determine that no Material Nonpublic Information is in the possession of the individual involved.
6.    Prohibition Against Trading in Derivative Securities
a.    No Insider of the Company shall purchase or sell or make any offer to purchase or offer to sell, derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities. This paragraph is not meant to, and shall not be construed as to, affect the ability of the Company to grant options to officers, directors and employees under employee benefit plans or agreements adopted by the Board of Directors or the ability of officers, directors and employees to exercise such options and sell the underlying Common Stock, provided that any such sale is otherwise in accordance with this Policy.
7.    Prohibition Against Internet Disclosure
a.    It is inappropriate for any unauthorized person to disclose Company information on the Internet, particularly in forums or chat rooms in which companies and their prospects are discussed. Examples of such forums include, but are not limited to, Yahoo! Finance, Silicon Investor, StockTwits, The Motley Fool, and the Reddit community r/WallStreetBets. The posts in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. Accordingly, no Insider may discuss the Company or Company-related information in such forums regardless of the situation. Despite any inaccuracies that may exist (and there are often many), posts in these forums can result in the disclosure of Material Nonpublic Information and may bring significant legal and financial risk to the Company and are therefore prohibited without exception. Any post that is made by any person with access to Material Nonpublic Information, or information supplied by any such person for someone else to post, will be treated as a violation of this Policy.
8.    Potential Criminal and Civil Liability and/or Disciplinary Action
a.    Liability for Insider Trading.
i.    Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. You should also be aware that the SEC is offering whistleblower reward incentive to persons who provide information leading to the imposition of a civil penalty.
b.    Liability for Tipping.
i.    Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading that make it likely they will discover insider trading. Furthermore, the SEC will pursue insider trading violations regardless of the dollar amount (i.e., there is no exception for low dollar amount insider trading).
c.    Possible Disciplinary Actions.
i.    In addition to potentially significant criminal and civil penalties, employees of the Company who violate this Policy (including as a result of violations resulting from actions by members of their immediate family or household) shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
9.    Trading Guidelines and Requirements
a.    Recommended Trading Window.
i.    The “Trading Window” is that period of a fiscal quarter during which Insiders of the Company are not precluded (assuming they do not otherwise possess Material Nonpublic Information) from trading in the Company’s securities as described above due to a Blackout Period.
ii.    The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first twenty (20) days of the Trading Window. However, even during the Trading Window any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one full Trading Day. This trading restriction does not apply to transactions made under a Rule 10b5-1 Plan approved under this Policy. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.
b.    Blackout Period and Trading Window
i.    The Blackout Period is a particularly sensitive period for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is because Insiders will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Insiders of the Company are prohibited from trading during the Blackout Period.
ii.    In order to prevent Insiders from accidentally engaging in a transaction when trading is not allowed, Insiders subject to Blackout Period restrictions may not enter into any market limit orders with their brokers for securities of the Company other than orders that expire no later than the end of the Trading Window. Section 16 Persons and Designated Insiders are subject to preclearance requirements under this Policy and are subject to the additional restriction that they may not enter any market limit order for Company securities except market limit orders that expire within the time allowed for trading after receiving written permission to trade from the Company. All other market limit orders by Section 16 Persons and Designated Insiders are prohibited. This paragraph does not however apply to Rule 10b5-1 Plans approved under this Policy (see “Rule 10b5-1 Plans” below).
iii.    From time to time, the Company may also prohibit Insiders or any subset of them from trading in the Company’s securities because of developments known to such persons in the Company and not yet disclosed to the public. In this event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose that fact to others.
iv.    Any Insiders possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until open of business on the second full Trading Day following the date of public disclosure of such information, whether or not it is during the Trading Window. This trading restriction does not apply to transactions made under a Rule 10b5-1 Plan approved under this Policy. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Section 16 Persons and Insiders should always use good judgment. Each Insider is responsible and potentially liable for his, her, or its actions whether or not in compliance with this Policy and preclearance hereunder is not a guarantee against investigation and prosecution by federal and state securities regulators. Preclearance is not legal advice.
c.    Preclearance of Trades
i.    The Company has determined that all Section 16 Persons and Designated Insiders of the Company trading in the Company’s securities must comply with the Company’s “preclearance” process. Each Section 16 Person and Designated Insider must notify the Company’s Insider Trading Compliance Officer prior to any trade in the Company’s securities during a Trading Window by sending such officer a duly completed request form as set forth as Schedule C.
ii.    The Insider Trading Compliance Officer must complete the preclearance checklist attached to this Policy as Schedule D, and issue any permission to trade in writing in the form attached to this Policy in Schedule C, and retain each the same in the Company’s records for no less than six (6) years.
iii.    The Insider Trading Compliance Officer has sole discretion to decide whether to approve any contemplated transaction. The Insider Trading Compliance Officer should exercise this discretion mindful of the broad purposes of this Policy and with due regard for principles of conservatism (meaning that “close calls” should be resolved in favor of declining approval). The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for preclearance. None of the Company, the Insider Trading Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance in accordance with this Policy. Preclearance hereunder is not a guarantee against investigation and prosecution by federal and state securities regulators, and preclearance hereunder is not legal advice to any Insider.
iv.    All trades that are precleared must be effected within five (5) business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five (5)-business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Section 16 Person or Designated Insider becomes aware of Material Nonpublic Information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
v.    A Section 16 Person or Designated Insider wishing to trade pursuant to a Rule 10b5-1 Plan approved under this Policy need not seek preclearance from the Company’s Insider Trading Compliance Officer before each such trade takes place; however, such person must obtain approval of the proposed Rule 10b5-1 Plan in accordance with this Policy before adopting it.
d.    Individual Responsibility
i.    Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. You may have to forego a proposed transaction in the Company’s securities even if you do not believe you are in possession of Material Nonpublic Information, you planned to make the transaction before learning of Material Nonpublic Information and/or you believe you will suffer an economic loss or forego anticipated profit by not trading.
ii.    Your trading decisions should be informed by principles of conservatism -- meaning that “close calls” should be resolved in favor of not trading until the decision is no longer a “close call”.
10.    Applicability of Policy to Material Nonpublic Information Regarding Other Companies
a.    This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers

(“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care required for information related directly to the Company.
11.    Certain Exceptions
a.    This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. In addition, bona fide gifts not involving any exchange of consideration or expectation of benefit are likewise exempt from this Policy. Transactions between parties where all Material Nonpublic Information is known by both parties to the proposed transaction is also exempt from this Policy.
b.    An exception to the restrictions in the Policy may be permitted with the advance written approval of the Insider Trading Compliance Officer if all material information concerning the Company is known by both parties to the proposed transaction or in other circumstances where a strict application of the Policy would lead to unintended results. This type of exception is intended to be used only in unusual circumstances, and no Insider should assume that such an exception will be granted even if the pre-conditions to the exception are satisfied or even if exemptions have been granted in circumstances the Insider considers similar in the past.
12.    Additional Information – Directors and Officers
a.    Section 16 Persons must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the purchase of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16(b); however, the sale of any such shares is a sale under Section 16. Moreover, pursuant to Section 16(c) of the Exchange Act (as well as this Policy), no Section 16 Persons or any Insider may make a short sale of the Company’s stock.
b.    Persons subject to the reporting requirements of Section 16 or their brokers, must, prior to the end of the first business day following a transaction, report to the Insider Trading Compliance Officer in writing (via e-mail or fax) the details of every transaction involving Company securities, including gifts, transfers, pledges, and all Rule 10b5-1 Plan transactions. They must additionally report the fact that a transaction has been made via telephone, though the details need only be provided in writing. The Company must then file the statements of change in ownership on Form 4 before the end of the second business day following such change in ownership. These reports will be made available on our corporate website and a publicly accessible Internet site maintained by the SEC.
13.    Restrictions on Hedging and Certain “Short Term” or “Speculative” Transactions in the Company’s Securities
a.    Transactions in Derivative Securities
i.    Transactions in puts, calls or other derivative securities, on an exchange or in any other organized market (whether settled in cash or through delivery of the reference securities) by Insiders are prohibited by this Policy.
b.    Short Sales
i.    Short sales of the Company’s securities (including short sales “against the box”) by Insiders are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Persons from engaging in short sales.
c.    Hedging Transactions
i.    Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Insiders to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Insiders to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Insiders may no longer have the same objectives as the Company’s other stockholders. Therefore, Insiders are prohibited from engaging in such transactions without prior approval. In addition, other transactions, such as participation in certain pooled investment partnerships, which reduce the risk of ownership of common stock or other securities of Ontrak, Inc., are also covered by this Policy.
d.    Margin Accounts and Pledges
i.    Except in limited circumstances described below, Section 16 Persons and Designated Insiders are prohibited from pledging company securities or from holding Company securities in margin accounts since securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and any such margin sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities.
ii.    Notwithstanding the foregoing, a majority of the members of the Nominations and Governance Committee may, on a case-by-case basis, authorize the pledging of Company securities due to significant financial or other hardship on the part of the Section 16 Person or Designated Insider, or other factors they deem relevant. Among the other factors that will be considered in determining whether to permit any particular transaction are the degree and nature of the hardship, the amount of securities involved, and the timing and terms of the proposed transaction. The grant of any exception to this Policy is solely within the discretion of such members of the Nominations and Governance Committee, who may request whatever information they deem necessary or appropriate in making any such determination, and will only be considered in extraordinary circumstances. Any exception must be approved in advance of the transaction so Section 16 Persons and Designated Insiders seeking an exception should seek such approval sufficiently far in advance to permit an adequate amount of time to consider the request. Any exception granted will be reported to the Compensation Committee at its next meeting following such grant.
14.    Rule 10b5-1 Plans
a.    SEC Rule 10b5-1(c) of the Exchange Act permits Insiders to establish written trading plans (commonly referred to as a “Rule

10b5-1 Plan”) that can be useful in enabling Insiders to plan ahead without fear that they might become exposed to Material Nonpublic Information that will prevent them from trading. A Rule 10b5-1 Plan must meet certain conditions specified in Rule 10b5-1, which permits (i) automatic trading of the Company’s stock through a third-party broker or (ii) trading of the Company’s stock by an independent person (e.g. an investment broker) who is not aware of Material Nonpublic Information at the time of the trade. Where a valid Rule 10b5-1 Plan has been established at a time when the Insider was not in possession of Material Nonpublic Information, trades executed as specified by the plan do not violate the securities laws or this Policy, even if the Insider is in possession of Material Nonpublic Information at the time the trade is executed. Trades executed as specified by the plan are not subject to the foregoing preclearance requirement.
b.    To qualify as a Rule 10b5-1 Plan for purposes of this Policy, the Rule 10b5-1 Plan must be approved in advance of adoption by the Insider Trading Compliance Officer and meet both the requirements of Rule 10b5-1 and the guidelines set out below at Section 14.d. You should allow at least five (5) business days for approval from the Insider Trading Compliance Officer. These pre-planned trading programs are available only to Section 16 Persons and Designated Insiders and such other Company employees as may be designated from time to time by the Chief Executive Officer or the Chief Financial Officer. The provisions of Section 9.c.iii above apply to the Insider Trading Compliance Officer’s approval process for Rule 10b5-1 Plans. The Insider Trading Compliance Officer may impose such other conditions on the implementation and operation of the Rule 10b5-1 Plan as the Insider Trading Compliance Officer deems necessary of advisable.
c.    Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company securities that meets all of the conditions specified in the rule, including but not limited to all conditions restricting overlapping trading arrangements for open market purchases or sales of the same class of securities. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
d.    The following guidelines apply to all Rule 10b5-1 Plans:
i.    You may not enter into, modify or discretionarily terminate a trading program during a Blackout Period or while in possession of Material Nonpublic Information.
ii.    All Rule 10b5-1 Plans must have a duration of at least three (3) months and no more than two (2) years. Rule 10b5-1 Plans that are for a limited number of shares or funds received on sale do not violate this guideline if such limit is reached before three (3) months have elapsed.
iii.    A Section 16 Person’s Rule 10b5-1 Plan must include a “cooling off” period such that the Section 16 Person may not commence sales under a trading program until the later of: (1) at least ninety (90) days following the date of adoption or modification of a trading program; or (2) two (2) business days after the disclosure of the Company’s financial results on Form 10-K or Form 10-Q for the fiscal quarter in which the plan was adopted or modified, subject to a maximum “cooling off” period of one hundred twenty (120) days.
iv.    An Insider’s (other than Section 16 Person’s) Rule 10b5-1 Plan must include a “cooling off” period such that the Insider (other than Section 16 Person) may not commence sales under a trading program until at least thirty (30) days following the date of adoption or modification of a trading program.
v.    Modifications to a Rule 10b5-1 Plan that do not change the price, amount of securities, or timing of transactions will not trigger a new “cooling off” period.
vi.    If a Section 16 Person’s Rule 10b5-1 Plan is terminated, the Section 16 Person must wait until the later of: (1) at least ninety (90) days following the date of termination of a trading program; or (2) two business days after the disclosure of the Company’s financial results on Form 10-K or Form 10-Q for the fiscal quarter in which the plan was terminated before trading outside of the Rule 10b5-1 Plan.
vii.    If an Insider’s (other than a Section 16 Person’s) Rule 10b5-1 Plan is terminated, the Insider (other than a Section

16 Person) must wait until at least thirty (30) days before trading outside of the Rule 10b5-1 Plan.
viii.    Section 16 Persons must personally certify, at the time a Rule 10b5-1 Plan is adopted, that (1) they are “not aware of any Material Nonpublic Information about the security or the Company,” and (2) they are “adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions” of Exchange Act Section 10(b) and Rule 10b-5. The Section 16 Person is not required to certify if he or she is terminating an existing Rule 10b5-1 Plan and not entering into a new or modified Rule 10b5-1 Plan. This certification is not required to be a separate document - instead, it may be a representation in the Rule 10b5-1 Plan itself, which will be deemed made to the Company.
ix.    You must act in good faith with respect to any Rule 10b5-1 Plan, which includes acting in good faith throughout the duration of the Rule 10b5-1 Plan.
x.    Subject to limited exceptions, you may enter into only one effective Rule 10b5-1 Plan at any time.
xi.    Subject to limited exceptions, you may enter into only one “single trade” Rule 10b5-1 Plan in any 12-month period.
xii.    You may not enter into any transaction in Company securities while the Rule 10b5-1 Plan is in effect. An exception may be permitted, to the extent not unlawful, for a Rule 10b5-1 Plan that (a) relates solely to Company securities acquired under the Company’s equity incentive plans and (b) is designed and actually operated in order to pay or otherwise discharge income or withholding tax obligations that accrue upon the exercise, vesting or settlement of awards under the Company’s equity incentive plans.
e.    Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Plan are the sole responsibility of the person initiating the Rule 10b5-1 Plan, and none of the Company, the Insider Trading Compliance Officer, or the Company’s other employees assumes any liability for the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Rule 10b5-1 Plan. Preclearance of a Rule 10b5-1 Plan is not a guarantee against investigation and prosecution by federal and state securities regulators, and preclearance hereunder is not legal advice to any Insider.
f.    For Section 16 Persons, approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel in implementing a Rule 10b5-1 Plan.
g.    The Company must comply with all applicable disclosure requirements for Rule 10b5-1 Plans, including required quarterly disclosure of any adoption, modification, or termination by directors or officers of Rule 10b5-1 Plans and annual disclosure regarding the Company’s insider trading policies and procedures.
15.    Inquiries
a.    Please direct your questions as to any of the matters discussed in this Policy to the Insider Trading Compliance Officer.
16.    Board Reporting
a.    The Insider Trading Compliance Officer shall make a presentation to the Board every two years regarding the policies and procedures detailed in this Policy.

CROSS REFERENCED P&P

None

ATTACHMENTS

SCHEDULE A
DIRECTORS AND OFFICERS SUBJECT TO SECTION 16 (“SECTION 16 PERSONS”)
1.    Directors
•Richard Berman
•Michael Sherman
•James Messina
2.    Officers
•Brandon LaVerne, Chief Executive Officer, and Chief Operating Officer
•James Park, Chief Financial Officer
•Mary Louise Osborne, President and Chief Commercial Officer

SCHEDULE B
DESIGNATED INSIDERS
All persons holding any of the following employment or management positions are Designated Insiders.

Position
All Directors of the Company
All Vice Presidents of the Company
All Senior Vice Presidents of the Company
All C-level Executives of the Company who are not Section 16 Persons
All persons employed or engaged in the Finance & Accounting department
All Executive Administrators to Section 16 Persons (excluding non-executive members of the Board of Directors)

SCHEDULE C
PRECLEARANCE OF SECURITIES TRADING DURING TRADING WINDOW

To: Insider Trading Compliance Officer

From: __________________________

Relative or Company name: __________________________

Notification: I or my relatives / company * intend to buy/sell/deal *_____________ (insert number and type of securities) in the Company, during the trading window between _____________ and ____________________

* Delete as appropriate

I hereby declare that this proposed dealing was not a result of access to, or receipt of Material Nonpublic Information as described in the Company’s Insider Trading Policy.

Signed: _________________________ (applicant)

Date: _________________________

PERMISSION TO TRADE
_________ is hereby permitted to buy/sell [circle one] shares of the common stock of Ontrak, Inc. (“Ontrak”).

[Include the following if sales to be made by affiliates pursuant to Rule 144. The securities must be sold in a broker’s transaction, and you may not solicit or arrange for the solicitation of an order to buy the securities you are selling, or make any payment in connection with the offer and sale to any person other than the broker who executes an order to sell the securities.]

The permission to trade will expire on the close of trading on the earlier of the fifth (5th) business day following the approval of this Preclearance or the date in which you become aware of Material Nonpublic Information.

Signed: _________________________ (Insider Trading Compliance Officer or other authorized person)

Date: _________________________

SCHEDULE D
PRECLEARANCE CHECKLIST

Individual Proposing To Trade:
Reviewer:
Proposed Trade:
Date:

Trading Window. Confirm that the trade will be made during an open Trading Window. ☐
Section 16 Compliance. Confirm, if the individual is a Section 16 Person, that the proposed trade will not give rise to any potential liability under Section 16 of the Exchange Act as a result of matched past (or intended future) transactions. Also, ensure that a Form 4 has been or will be completed and will be filed within two (2) business days of the trade. ☐
Prohibited Trades. Confirm that the proposed transaction is not a short sale, put, call or other prohibited transaction. ☐
Rule 144 Compliance. To the extent applicable confirm that:
•The current public information requirement has been met. ☐
•Shares to be sold are not restricted or, if restricted, the holding period has been met. ☐
•Volume limitations are not exceeded (confirm the individual is not part of an aggregated group). ☐
•The manner of sale requirements have been met. ☐
•The Notice on Form 144 has been completed and has been or will be filed electronically in conformity with applicable law. ☐

Rule 10b-5 Concerns. Confirm that:
•The individual has been reminded that trading is prohibited while aware of Material Nonpublic Information regarding the Company.  ☐
•The Insider Trading Compliance Officer has discussed with the Insider (and confirmed with anyone with relevant domain knowledge) any information known to the Insider or the Insider Trading Compliance Officer that might be considered material, so that the Insider and the Insider Trading Compliance Officer can make an informed judgment as to the Insider’s awareness of Material Nonpublic Information. ☐

Rule 10b5-1 Trading Plan Concerns. Confirm that:
•The individual is not subject to any trading restrictions due to a Rule 10b5-1 Trading Plan that is either in effect or recently terminated. See Section 14.d.vi and 14.d.xii of the Policy. ☐

Signature of Insider Trading Compliance Officer
or other authorized person

ONTRAK, INC.
INSIDER TRADING POLICY
RECEIPT AND ACKNOWLEDGMENT

All Insiders of Ontrak, Inc. and its subsidiaries (collectively, “Ontrak”) and any outside third parties designated as Insiders are responsible for reading, understanding and following the guidelines outlined in the Ontrak Insider Trading Policy. Please sign and return this page acknowledging receipt of and compliance with the Ontrak Insider Trading Policy.

I acknowledge that I have received and will comply with the Ontrak Insider Trading Policy.

Signature:________________________________    Date:_________________

Print Name:___________________________________